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                     March 21, 2023

       Dustin Tacker
       Chief Financial Officer
       Minim, Inc.
       848 Elm Street
       Manchester, NH 03101

                                                        Re: Minim, Inc.
                                                            Form 10-K/A for the
Year Ended December 31, 2021
                                                            Form 10-Q for the
Quarter Ended September 30, 2022
                                                            Form 8-K furnished
November 10, 2022
                                                            File No. 001-37649

       Dear Dustin Tacker:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing